Corporate Office
225 Main Street
Box 8003
Menasha, WI 54952-8003
920-751-7777  www.banta.com

News Release

October 25, 2005
Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director of Investor and Corporate Communications

BANTA DELIVERS RECORD THIRD QUARTER RESULTS

•	Third quarter 2005 earnings from continuing operations reached a record $21.7 million, 23 percent above the $17.6 million reported in 2004’s third quarter.

•	Diluted earnings per share from continuing operations established a new all-time high, increasing 27 percent to 89 cents, compared with the prior year’s 70 cents.

•	Record third quarter revenue of $381 million increased 7 percent compared with $356 million in the same period last year.

        MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported a very strong third quarter. Earnings from continuing operations for the quarter increased 23 percent to a record $21.7 million, compared with 2004’s $17.6 million. Third quarter diluted earnings per share of 89 cents also reached an all-time high, rising 27 percent above the prior year’s 70 cents. Revenue from continuing operations established a new third quarter record at $381 million, 7 percent above the $356 million reported in 2004’s third quarter.

        In addition to improved operating results, third quarter earnings were favorably impacted by a lower tax rate in 2005 compared with 2004, and third quarter earnings per share were favorably impacted by share repurchases since the beginning of 2005. These results exclude the contributions of Banta’s healthcare products business, which was sold effective Apr. 12, 2005. Including the operating results of the discontinued healthcare business, last year’s third quarter net earnings were $19.1 million (76 cents per diluted share).

-more-

        “We are very pleased with our third quarter results,” said Chairman and Chief Executive Officer Stephanie A. Streeter. “During the first half of the year we set the stage for a strong final six months of 2005, with major press rebuilds, press relocations, technology additions, new productivity programs and the establishment of our literature management division to capitalize on growing market opportunities. With the benefit of that heavy lifting during the first half of the year, we produced excellent results in the third quarter and we’re very well-positioned for the rest of the year. I am extremely proud of the efforts and determination of our people. We’ve created momentum for the fourth quarter and I’m confident that we’ll deliver a strong finish to the year.”

        For 2005’s first nine months, revenue increased to $1.13 billion, 8 percent above the prior year’s $1.05 billion. Earnings from continuing operations increased 13 percent to $49.4 million ($1.98 per diluted share) compared with the prior year’s $43.8 million ($1.72 per diluted share). Including operating results from the discontinued operation of $700,000 and after-tax gains from the sale of assets in two separate transactions ($20.1 million from the second quarter sale of the healthcare business and $1.3 million from the first quarter sale of a related warehouse), net earnings for the first nine months of 2005 were $71.5 million compared with $48.4 million in the same period last year.

HIGHLIGHTS

•	Third quarter Printing Services Sector revenue increased 11 percent over 2004’s third quarter, reaching $284 million compared with the prior year’s $257 million. About half of the increase was due to higher paper prices. Operating earnings rose 13 percent, benefiting from improved facility utilization and productivity initiatives, including equipment rebuilds.

°	The book division reported a very good quarter, with revenue increasing 3 percent and operating earnings up 16 percent, compared with 2004’s third quarter. Helping drive profitability was a robust educational print market, which enabled strong facility utilization, and various efficiency initiatives, including the addition of a new high-productivity press brought on line earlier this year. Educational book revenue increased 16 percent over the same period last year. Trade book revenue was good, on par with seasonal expectations. Negatively affecting the division’s revenue growth, however, were customer requests to move several high-page-count business-to-business catalogs that have historically printed in the third quarter into the fourth quarter.

-more-

°	Banta’s direct marketing division delivered excellent results in the quarter, helped by growing demand for the division’s highly personalized direct mail products. Revenue for the quarter increased 11 percent, while operating earnings climbed 43 percent. The division benefited from a better product mix that contained more complex and targeted direct mail products, an increase in print personalization capacity and multiple productivity improvement efforts.

°	Exceptional year-over-year gains were achieved by Banta’s consumer catalog division. Third quarter revenue increased 35 percent, while operating earnings rose even more dramatically. Market share gains and strong customer retention combined with significant productivity improvements to deliver excellent third-quarter results. Operational improvements were aided by the major press rebuild that was completed near the end of the second quarter.

°	The publications division reported a 6 percent revenue increase for the third quarter, with approximately three-fourths of that increase due to higher paper prices. Operating earnings declined 13 percent compared with a very strong third quarter in 2004. The division continued to gain market share in special-interest magazines, however extra costs during the quarter, in areas such as employee training and productivity program start-up activities, reduced profitability.

°	Banta’s literature management division reported a double-digit revenue increase in the third quarter, but operating earnings declined due to additional overhead expenses and a much less favorable product mix. Print volume was good during the quarter, however there was less activity involving higher-value kit assembly and fulfillment services, which affected profitability. The outlook for this business is good, with a higher-quality sales pipeline and several new business wins. Among the new projects is a major promotional program involving production and fulfillment of information packages related to the Medicare Part D prescription drug benefit.

-more-

•	The Supply-Chain Management Services Sector continued to experience good activity with its major technology customers during the third quarter, however both revenue and operating earnings were below last year’s strong third quarter. Revenue declined 2 percent to $97.3 million, and operating earnings were 9 percent lower, at $11.1 million. A major factor affecting results was a temporary shutdown of the Houston, Texas, operation due to Hurricane Rita. Fortunately, no facility damage or injuries occurred. Despite the lost production at this one plant, productivity efforts and a favorable value-added product mix throughout the business resulted in improved third quarter operating margins compared with the first half of the year.

        During the third quarter, Banta repurchased 374,400 shares of its common stock at an average price of $47.37. Through the first nine months of the year, 1,458,500 shares were repurchased at an average price of $44.96 per share. The corporation continues to have $84 million remaining of its $150 million share repurchase authorization.

        Banta’s effective income tax rate declined in the third quarter to 28.5 percent, reflecting the continued strength in profitability of operations outside the United States. Assuming this continued strength, and the successful resolution of normal tax audit activities, a similar rate is forecast during the fourth quarter, indicating an average rate for the year of approximately 30 percent. The decline in tax rate positively impacted the company’s diluted EPS by approximately 4 cents per share in the third quarter. For the last half of the year, the effect should result in an increase in diluted earnings per share of approximately 8 cents to 9 cents above the level anticipated prior to the decrease in the tax rate. This estimate excludes any tax effect associated with potential repatriation of foreign earnings in the fourth quarter.

        “We expect a strong finish to the year, with the momentum we have built thus far,” says Streeter. “I am especially gratified by the significant benefits we’ve gained through many employee-led productivity programs and the positive results we’ve already achieved from our recent equipment upgrades. Our many initiatives helped drive performance in the third quarter, and they should continue to provide measurable benefits in the fourth quarter and beyond.”

-more-

        Banta management has reaffirmed its previous full-year 2005 revenue guidance, and modestly raised and narrowed the range for expected earnings per share. Revenue is expected to be in the range of $1.5 billion to $1.55 billion. Full-year diluted earnings per share from continuing operations are now anticipated to be in the range of $2.90 to $2.96, which includes the expected 8 cents to 9 cents per share increase due to a lower tax rate in the second half and excludes any tax effect of potential repatriation of foreign earnings. The prior range was $2.80 to $2.95.

        “This increase in our EPS expectations is heartening in light of the negative impact to our third quarter results from the hurricane disruption at our Houston plant, and to our second half due to increased energy costs companywide. As a result of recent price increases, we now anticipate that energy costs alone during the second half will be well over a million dollars higher than originally forecasted,” says Streeter.

        Banta will host a conference call to discuss its third quarter results on Wednesday, Oct. 26 at 9:00 a.m. Central (10:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to many of the world’s largest companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material and energy costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated costs or delays associated with ongoing productivity-enhancing projects, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated issues associated with the strategic objective of growing the supply-chain management business, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, unanticipated changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

-more-

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

#

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended September		9 Months Ended September
	2005	2004	2005	2004
Revenue	$381,099	$355,854	$1,133,436	$1,046,444

Cost of Printing and Supply-Chain Services	294,351	275,582	883,457	821,584

Gross Earnings	86,748	80,272	249,979	224,860

SG&A Expense	56,013	52,100	177,853	154,138

Earnings from Operations	30,735	28,172	72,126	70,722

Other Income (Expense)
Interest Expense	(1,150)	(1,396)	(4,247)	(4,974)
Interest Income	757	536	2,417	1,539
Other Income (Expense), net	(6)	(119)	791	600

Earnings from Continuing Operations
before Income Taxes	30,336	27,193	71,087	67,887
Provision for Income Taxes	8,646	9,618	21,686	24,062

Earnings from Continuing Operations	21,690	17,575	49,401	43,825

Discontinued Operations
Earnings from Operations of
Healthcare Segment, Net of Income Taxes	--	1,521	702	4,549
Gain from the Sale of Healthcare Segment,
Net of Income Taxes	--	--	21,375	--

Net Earnings	$21,690	$19,096	$71,478	$48,374

Basic Earnings per Share:
Continuing Operations	$0.90	$0.71	$2.01	$1.74
Discontinued Operations	$--	$0.06	$0.03	$0.18
Gain from Sale of Discontinued Operations	$--	$--	$0.87	$--

Diluted Earnings per Share:
Continuing Operations	$0.89	$0.70	$1.98	$1.72
Discontinued Operations	$--	$0.06	$0.03	$0.18
Gain from Sale of Discontinued Operations	$--	$--	$0.86	$--

Average Shares Outstanding:
Basic	24,001	24,900	24,534	25,156
Diluted	24,396	25,207	24,904	25,551

Composite Tax Rate on Continuing Operations	28.5%	35.4%	30.5%	35.4%

SEGMENT INFORMATION

	3 Months Ended September		9 Months Ended September
Revenue	2005	2004	2005	2004
Printing Services	$283,761	$256,708	$815,445	$741,522
Supply-Chain Management Services	97,338	99,146	317,991	304,922

	$381,099	$355,854	$1,133,436	$1,046,444

Earnings from Operations

Printing Services	$26,160	$23,083	$59,596	$56,787
Supply-Chain Management Services	11,085	12,234	34,606	34,028

Segment earnings from operations	37,245	35,317	94,202	90,815
Unallocated corporate expenses	(6,510)	(7,145)	(22,076)	(20,093)
Interest expense	(1,150)	(1,396)	(4,247)	(4,974)
Interest income	757	536	2,417	1,539
Other income (expense), net	(6)	(119)	791	600

Earnings from continuing operations before
income taxes	$30,336	$27,193	$71,087	$67,887

	As of
ASSETS	Oct. 1, 2005	Jan. 1, 2005

Cash and cash equivalents	$141,821	$133,093
Receivables	258,271	263,087
Inventories	83,594	102,892
Other current assets	21,043	25,169

Total current assets	504,729	524,241

Plant and equipment, net	263,680	288,127
Other assets	76,442	93,205

Total Assets	844,851	905,573

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Accounts payable	$94,303	$105,656
Other accrued liabilities	79,039	92,356
Current maturities of long-term debt	11,286	25,594

Total current liabilities	184,628	223,606

Long-term debt	57,262	62,333
Deferred income taxes	20,639	25,622
Other noncurrent liabilities	56,323	56,046
Shareholders' investment	525,999	537,966

Total Liabilities and Shareholders' Investment	$844,851	$905,573

	9 Months Ended September
Statement of Cash Flows	2005	2004

CASH FLOW FROM OPERATING ACTIVITIES

Net Earnings	$71,478	$48,374
Adjustments to reconcile net earnings to
net cash provided
Depreciation	42,102	45,556
Deferred income taxes	--	(729)
Tax benefit from the exercise of stock options	3,263	1,110
Non-cash stock compensation	478	148
Gain on sale of Healthcare Segment	(21,375)	--
Gain on sale of fixed assets	(308)	(637)
Change in assets and liabilities	(20,499)	(15,283)

Cash provided by operating activities	75,139	78,539

CASH FLOW FROM INVESTING ACTIVITIES

Capital expenditures	(31,989)	(54,282)
Proceeds from sale of fixed assets	1,097	2,384
Proceeds from sale of Healthcare Segment	69,145	--

Cash provided by (used for) investing activities	38,253	(51,898)

CASH FLOW FROM FINANCING ACTIVITIES

Repayments of long-term debt, net	(19,379)	(17,988)
Dividends paid	(12,796)	(13,007)
Proceeds from exercise of stock options	8,690	2,053
Repurchase of common stock	(65,571)	(44,353)
Other	(68)	--

Cash used for financing activities	(89,124)	(73,295)

Effect of exchange rate changes on cash
and cash equivalents	(15,540)	(412)

Net increase (decrease) in cash	8,728	(47,066)